Exhibit 99.1

Contacts:

Jaren Madden

Senior Director, Investor Relations and Corporate Communications

617-453-1336

Christi Waarich

Senior Manager, Investor Relations

617-453-1363

INFINITY EXERCISES OPTION TO BUY OUT ALL FUTURE ROYALTY OBLIGATIONS TO TAKEDA FOR DUVELISIB SALES IN ONCOLOGY

Cambridge, Mass. – March 31, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that it has exercised its option to buy out all future royalty obligations due to Takeda Pharmaceutical Company Limited for sales of duvelisib (IPI-145), Infinity’s dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in oncology indications. The option was purchased in July 2014 for $5.0 million from a Takeda affiliate, and the exercise fee was $52.5 million. Exercising the option eliminates the future obligation to pay Takeda tiered royalties ranging from seven percent to 11 percent on worldwide net sales of duvelisib in oncology indications.

“Our decision to exercise this option underscores Infinity’s belief in the potential of duvelisib to be a first-in-class dual inhibitor of PI3K-delta,gamma for the treatment of a broad range of hematologic malignancies, or blood cancers, as we continue to advance our registration-focused studies in indolent non-Hodgkin lymphoma and chronic lymphocytic leukemia,” stated Adelene Perkins, Infinity’s chair, president and chief executive officer.

About Duvelisib

Duvelisib is an investigational inhibitor of Class I phosophoinositide-3-kinase (PI3K)-delta and PI3K-gamma that is being jointly developed by Infinity Pharmaceuticals, Inc. and AbbVie Inc. in oncology. The PI3K pathway is known to play a critical role in regulating the growth and survival of certain types of blood cancers. Duvelisib is designed to block the growth and survival of tumor cells by inhibiting PI3K-delta and PI3K-gamma signaling. The investigational agent is being evaluated in registration-focused studies, including DYNAMO™, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma, DYNAMO+R, a Phase 3 study in patients with previously treated follicular lymphoma, and DUO™, a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia. Duvelisib is an investigational compound and its safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about the potential value of exercising the option to buyout future royalty obligations of duvelisib sales in oncology and the therapeutic potential of PI3K inhibition and duvelisib. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 24, 2015, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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